Exhibit 99.1

Comtech Announces Definitive Agreement to Sell Most of Its

Satellite and Space Communications Business to Gilat

Comtech Also Announces Amendments to Existing Credit Facilities and

Convertible Preferred Stock Agreements to Strengthen Financial Flexibility

Transactions Represent a Successful Outcome of the Previously Announced Strategic Review Processes and Underscore the Company's Significantly Improved Financial and Operating Performance

Company Positioned to be a Public Safety Technology Leader

with Strong Recurring Revenue, Long-Term Growth Opportunities and Improving Margin Profile

CHANDLER, Ariz. – June 15, 2026 – Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), a global communications technology leader, today announced that it has entered into a definitive agreement (the “Transaction”) to sell most of its Satellite and Space Communications (“S&S”) segment to Gilat Satellite Networks Ltd. (“Gilat”) (NASDAQ: GILT, TASE: GILT), and become a focused public safety technology company. The Transaction was unanimously approved by the boards of directors of both Comtech and Gilat.

Under the terms of the agreement, Gilat will acquire most of the S&S segment for $157.5 million, of which $10.0 million is being paid today. In addition, Comtech will retain certain cyber-focused assets currently within the S&S segment as well as rights to certain S&S accounts receivable collections. The Transaction is subject to customary closing conditions, including regulatory approvals. The Company currently expects the Transaction to close in calendar Q4 2026, subject to the timing of regulatory review.

The Company also announced amendments to its existing credit facilities and agreed to replace the existing series of convertible preferred stock with a new series of convertible preferred stock. These agreements not only provide the necessary consents to the Transaction, but also deliver immediate improvements that enhance the Company's financial flexibility. Comtech anticipates that upon closing the Transaction, the Company will use the net cash proceeds to reduce debt and recapitalize the business to provide a stronger and healthier financial position for the remaining Allerium business.

“The sale of most of the S&S segment, together with the agreements we have reached with our lenders and preferred stockholders, represent a significant milestone in Comtech’s transformation and reflect the successful execution of our strategy,” said Ken Traub, Chairman, President and CEO. “I would like to thank and compliment Daniel Gizinski and the entire S&S leadership and operational teams for the successful turnaround and improved positioning of this business. I would also like to thank and compliment our entire organization for their dedication to the Company’s transformative initiatives, and specifically Mike Bondi and the finance team, Don Walther and the legal team and Jennie Kerr and the people operations team. This organization has done an incredible job over the past several quarters in executing on our transformation to improve profitability, cash flow and the capital structure, streamline our operations and sharpen our strategic focus on building Allerium's public safety business. Finally, I would like to thank all of our partners and stakeholders for their patience and support in the execution of our plans to build long-term sustainable value for the Company and our shareholders.”

Mr. Traub continued, “Over the next few months as we await regulatory approval, we will be executing a transition plan to align the organization to be purpose-built to support Allerium's growth as a leader in next-generation public safety technologies and services. Under Jeff Robertson's leadership, Allerium has been enhancing its mission-critical solutions for public safety agencies and mobile network operators through a growing portfolio of software, cloud-native, data-driven and AI-enabled capabilities. Allerium sits at the center of NG911, call handling, location-based services, and real-time data critical to the coordination of emergency response. With an improved capital structure, streamlied organization and a clear strategic focus, Allerium is poised to capitalize on its leadership in the public safety market.”

Upon closing, the Company will align its operations, strategy and brand with its public safety focus and will transition to the Allerium name. Allerium will be able to direct investment, innovation, and execution around a single mission-critical market with significant long-term demand drivers as public safety solutions continue to evolve from voice-based connections to data-centric communication, coordination and real-time AI-enhanced decision-making. With a simpler operating model, a strengthened balance sheet, and a single strategic focus, Allerium intends to accelerate its growth of recurring software and services revenue and expand margins and operating leverage while investing more decisively in the innovation its public safety customers depend upon.

“Allerium is well-positioned to build upon the leadership we have established in the public safety market, as we are the first to bring together the complete emergency response ecosystem — from device location to the systems, networks and data analysis that help drive action and connect people to emergency assistance,” said Jeff Robertson, President of Allerium. “The industry is expanding beyond voice as agencies and network operators face increasing data complexity, rising call volumes, workforce constraints and growing expectations for real-time situational awareness. This evolution is creating new opportunities for AI-assisted intelligent workflows, real-time information correlation, and technologies designed to help public safety operators manage increasing volumes of critical information during active incidents. We believe Allerium will play a leading role in defining the next generation of emergency communications by helping public safety move beyond connectivity toward coordination.”

"We are proud of our entire team who contributed to the significant turnaround and repositioning of our S&S business," commented Daniel Gizinski, President of S&S. “We will continue to support our mission, customers and partners going forward.”

"We are impressed with the successful progress of Comtech and look forward to welcoming its Satellite and Space Communications segment into Gilat," said Adi Sfadia, CEO of Gilat. “This segment brings a talented team and strong technology, and we believe it is an excellent strategic fit with Gilat.”

Comtech anticipates the net cash proceeds from the Transaction to range from approximately $143.0 million to $145.0 million, after deducting estimated Transaction related expenses of approximately $12.5 million to $14.5 million. Such net cash proceeds do not include any additional proceeds that the Company may generate from assets that have been part of the S&S business and retained by Comtech. In accordance with its existing credit facilities, the Company will use 65% of the net proceeds from the Transaction to prepay the majority of its senior secured credit facility, with the remaining 35% to prepay subordinated debt outstanding, starting with repaying the subordinated priority term loan.

In connection with aligning its operations, strategy and brand with a public safety focus, the Company anticipates investing between approximately $12.0 million and $14.0 million for transition related costs. Such costs are expected to be incurred mostly in fiscal 2027 and associated with business systems tools, capabilities, personnel and reporting functions. After completing the sale of most of the S&S business and after approximately one year of transition implementation, Comtech anticipates annual cost savings, excluding one-time non-recurring expenses, to range from approximately $11.0 million to $13.0 million.

For the trailing twelve months ended April 30, 2026, net sales for the businesses being retained by Comtech were approximately $249.0 million and funded backlog as of April 30, 2026 was $554.0 million. Considering the above anticipated cost savings, the Company estimates that pro forma Adjusted EBITDA would have been between approximately $33.0 million and $35.0 million for the trailing twelve months ended April 30, 2026. Such amounts are unaudited estimates. Adjusted EBITDA, a Non-GAAP financial measure, is defined in Comtech’s Form 10-Q to be filed with the SEC on June 15, 2026. See below for reconciliation of GAAP Operating Income to Adjusted EBITDA.

Reconciliation of Pro Forma[1] GAAP Operating Income
to Adjusted EBITDA:
$ in millions	Twelve months ended April 30, 2026
Operating income	$2.0
Amortization of intangibles	14.0
Depreciation	11.0
Restructuring costs	5.0
CEO transition costs	2.0
Adjusted EBITDA	$34.0

[1] Pro forma results presented in the above table for the trailing twelve months ended April 30, 2026 represent the businesses being retained by Comtech, plus anticipated cost savings. The businesses being retained by Comtech include: Allerium, certain cyber-focused assets currently within the S&S segment and Unallocated.

TD Securities (USA) LLC is acting as exclusive financial advisor to Comtech on the Transaction. Norton Rose Fulbright is acting as legal advisor to Comtech on the Transaction and amendments to its credit agreements and convertible preferred stock agreements. Naschitz Brandes Amir is acting as legal advisor to Gilat on the Transaction. Quilty Space is acting as a business advisor to Gilat in connection with the Transaction.

The Transaction concludes Comtech’s previously announced strategic alternatives processes.

About Comtech

Comtech Telecommunications Corp. delivers trusted mission-critical communications solutions used by military forces, government agencies, public safety organizations, mobile network operators and communities around the world. With nearly 60 years of global communications technology leadership, Comtech provides secure, resilient systems proven to perform in the world’s most demanding environments. Through advanced satellite and space communications systems and Allerium’s Next Generation 9-1-1 emergency services and location-intelligence platforms, Comtech delivers reliable connectivity across orbit, network and ground to keep essential missions, services and communities connected when it matters most. For more information, please visit comtech.com.

Forward-Looking Statements

Certain information in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "believe," "continue," "could," "estimate," "expect," "future," "goal," "outlook," "intend," "likely," "may," "plan," "potential," "predict," "project," "seek," "should," "strategy," "target," "will," "would," and similar references to future periods, or the negative of those words and expressions, as well as statements in future tense. Forward-looking statements include, among others, the expected completion of, the anticipated benefits of, and the Company’s plans, strategies and objectives relating to, the pending transaction with Gilat Satellite Networks Ltd, the time frame in which such proposed transaction will occur, and the planned use of net proceeds received by the Company in connection with the proposed transaction, including the planned repayment of some or all of the Company’s existing senior secured credit facility and subordinated debt. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or the Company’s good faith belief with respect to future events, and is subject to risks and uncertainties that are difficult to predict and many of which are outside of the Company’s control. Factors that could cause actual results to differ materially from current expectations include, among other things: the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction, including changes in relevant tax and other applicable laws, and the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements; the risk that the proposed transaction may not be completed on the terms or in the time frame expected by the parties, or at all, including as a result of a delay or failure to obtain certain required regulatory approvals or the failure of any other condition to the closing of the transaction such that the closing of the transaction is delayed or does not occur; unexpected costs, liabilities or delays in connection with the proposed transaction; the significant transaction costs associated with the proposed transaction; negative effects of the announcement, pendency or consummation of the transaction on the market price of the Company’s common stock or operating results, including as a result of changes in key customer, supplier, employee or other business relationships; the risk of litigation or regulatory actions; the Company’s inability to retain and hire key personnel; and other factors described in this and the Company’s other filings with the Securities and Exchange Commission ("SEC"), including the “Risk Factors” (Part I, Item 1A), “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7) and “Quantitative and Qualitative Disclosures about Market Risk” (Part II, Item 7A) sections in the Company’s Annual Report on Form 10-K filed with the SEC on November 10, 2025, as the same may be updated from time to time in the Company’s various filings with the SEC. The Company does not intend to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Investor Relations Contact

Maria Ceriello

631-962-7115

Maria.Ceriello@comtech.com

Media Contacts

Jamie Clegg

480-532-2523

Jamie.Clegg@comtech.com

Longacre Square Partners

Comtech@LongacreSquare.com